BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
October 18, 2018		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Richard Baytosh Senior Vice President Investor Relations (336) 733-0732	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record quarterly earnings of $1.01 per diluted share
Up $0.27, or 36.5 percent, compared to third quarter 2017

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported record earnings for the third quarter of 2018. Net income available to common shareholders was $789 million. Earnings per diluted common share were $1.01 for the third quarter of 2018, up from $0.99 last quarter. Results for the third quarter produced an annualized return on average assets of 1.49 percent and an annualized return on average common shareholders' equity of 11.69 percent.

Excluding pre-tax merger-related and restructuring charges of $18 million ($13 million after-tax), net income available to common shareholders was $802 million, or $1.03 per diluted share.

Net income available to common shareholders was $775 million ($0.99 per diluted share) for the second quarter of 2018 and $597 million ($0.74 per diluted share) for the third quarter of 2017.

"We are pleased to report record earnings driven by strong revenues, broad-based loan growth and solid expense control," said Chairman and Chief Executive Officer Kelly S. King. "Revenue exceeded $2.9 billion as we achieved records in both net interest income and noninterest income.

"We continue to execute on numerous strategies creating more diversified and resilient profitability while investing substantially in our digital platform creating outstanding client experiences.

"Net interest income was driven by loan growth of 5.8 percent, King said. "Noninterest income was led by insurance income, which benefited from the Regions Insurance acquisition as well as organic growth.

"Asset quality remains excellent and improved further during the third quarter. Nonperforming assets and loans 90 days or more past due declined from already very low levels," King said.

"We are proud of our associates who continue to work closely with our clients and communities that have been impacted by the recent hurricanes," King said. "We are partnering with the American Red Cross, Samaritan's Purse and many other local charities to aid ongoing relief efforts."

Third Quarter 2018 Performance Highlights

•	Earnings per diluted common share were $1.01, up $0.02 compared to second quarter of 2018

-	Diluted earnings per share was $1.03, excluding merger-related and restructuring charges

-	Return on average assets was 1.49 percent

-	Return on average common shareholders' equity was 11.69 percent

-	Return on average tangible common shareholders' equity was 20.00 percent

•	Taxable-equivalent revenues were $3.0 billion, up $52 million from the second quarter of 2018

-	Net interest margin was 3.47 percent, up two basis points from the prior quarter

-	Noninterest income was up $17 million primarily due to the Regions Insurance acquisition

-	Fee income ratio was 42.3 percent, compared to 42.5 percent for the prior quarter

•	Noninterest expense was $1.7 billion, up $22 million compared to the second quarter of 2018

-	Regions Insurance added $31 million of operating expenses in the third quarter of 2018

-	Noninterest expense was essentially flat compared to the third quarter of 2017

-	Personnel expense includes increases related to certain post-employment benefits that are offset in noninterest income

-	GAAP efficiency ratio was 59.5 percent, compared to 59.7 percent for the prior quarter

-	Adjusted efficiency ratio was 57.3 percent, compared to 57.4 percent for the prior quarter

•	Average loans and leases held for investment were $146.2 billion, up $2.1 billion, or 5.8 percent annualized compared to the second quarter of 2018

-	Average commercial and industrial loans increased $352 million, or 2.3 percent annualized

-	Average residential mortgage loans increased $1.2 billion, or 16.6 percent annualized

-	Average indirect loans increased $478 million, or 11.3 percent annualized

-	Average revolving credit increased $116 million, or 16.3 percent annualized

•	Average deposits were $157.3 billion compared to $157.7 billion for the second quarter of 2018

-	Average noninterest-bearing deposits increased $211 million, or 1.6 percent annualized

-	Average noninterest-bearing deposits represent 34.4 percent of total deposits, compared to 34.2 percent in the prior quarter

-	Cost of average interest-bearing deposits was 0.66 percent annualized, up nine basis points

-	Cost of average total deposits was 0.43 percent annualized, up six basis points

•	Asset quality remains excellent

-	Nonperforming assets were 0.27 percent of total assets; the lowest level since 2006

-	Loans 90 days or more past due and still accruing were 0.29 percent of loans held for investment, compared to 0.30 percent in the prior quarter

-	Net charge-offs were 0.35 percent of average loans and leases, up five basis points

-	The allowance for loan loss coverage ratio was 2.86 times nonperforming loans held for investment, versus 2.74 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.2 percent

-	Tier 1 risk-based capital was 11.9 percent

-	Total capital was 13.9 percent

-	Leverage capital was 10.0 percent

EARNINGS HIGHLIGHTS				Change 3Q18 vs.
(dollars in millions, except per share data)	3Q18	2Q18	3Q17	2Q18	3Q17
Net income available to common shareholders	$789	$775	$597	$14	$192
Diluted earnings per common share	1.01	0.99	0.74	0.02	0.27

Net interest income - taxable equivalent	$1,714	$1,679	$1,688	$35	$26
Noninterest income	1,239	1,222	1,166	17	73
Total taxable-equivalent revenue	$2,953	$2,901	$2,854	$52	$99
Less taxable-equivalent adjustment	27	22	41
Total revenue	$2,926	$2,879	$2,813

Return on average assets	1.49%	1.49%	1.16%	—%	0.33%
Return on average risk-weighted assets	1.85	1.85	1.45	—	0.40
Return on average common shareholders' equity	11.69	11.74	8.82	(0.05)	2.87
Return on average tangible common shareholders' equity (1)	20.00	19.78	14.89	0.22	5.11
Net interest margin - taxable equivalent	3.47	3.45	3.48	0.02	(0.01)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2018 compared to Second Quarter 2018

Total taxable-equivalent revenues were $3.0 billion for the third quarter of 2018, an increase of $52 million compared to the prior quarter, which reflects an increase of $35 million in taxable-equivalent net interest income and an increase of $17 million in noninterest income.

The net interest margin was 3.47 percent for the third quarter, up two basis points compared to the prior quarter. Average earning assets increased $1.1 billion, which reflects a $1.7 billion increase in average total loans and an $846 million decrease in average total securities. Average interest-bearing liabilities increased $656 million, driven by an increase of $700 million in average short-term borrowings and a $572 million increase in average long-term debt, partially offset by a $616 million decrease in average interest-bearing deposits.

The annualized yield on the total loan portfolio for the third quarter was 4.83 percent, up 13 basis points, reflecting the impact of rate increases. The annualized yield on the average securities portfolio for the third quarter was 2.47 percent, down six basis points compared to the prior quarter.

The average annualized cost of total deposits was 0.43 percent, up six basis points compared to the prior quarter. The average annualized cost of interest-bearing deposits was 0.66 percent, up nine basis points compared to the prior quarter. The average annualized rate on long-term debt was 2.99 percent, up 18 basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 1.94 percent, up 17 basis points compared to the prior quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $135 million, and net charge-offs were $127 million for the third quarter, compared to $135 million and $109 million, respectively, for the prior quarter.

Noninterest income was $1.2 billion, an increase of $17 million compared to the prior quarter primarily due to the Regions Insurance acquisition, income on SBIC private-equity investments and income related to assets for certain post-employment benefits, which is primarily offset by higher personnel expense. Offsetting these increases was normal seasonality in insurance income and lower mortgage banking income.

Noninterest expense was $1.7 billion for the third quarter, up $22 million compared to the prior quarter, which was primarily due to $31 million of operating expenses associated with the Regions Insurance acquisition.

The provision for income taxes was $210 million for the third quarter, compared to $202 million for the prior quarter. The effective tax rate for the third quarter was 20.0 percent, compared to 19.7 percent for the prior quarter.

Third Quarter 2018 compared to Third Quarter 2017

Total taxable-equivalent revenues were $3.0 billion for the third quarter of 2018, an increase of $99 million compared to the earlier quarter, which reflects an increase of $26 million in taxable-equivalent net interest income and an increase of $73 million in noninterest income.

Net interest margin was 3.47 percent, down one basis point compared to the earlier quarter. Average earning assets increased $3.1 billion. The increase in average earnings assets reflects a $331 million increase in average securities, a $3.3 billion increase in average total loans and a $512 million decrease in average other earning assets. Average interest-bearing liabilities increased $2.0 billion and noninterest-bearing deposits increased $685 million compared to the earlier quarter. Average long-term debt increased $2.8 billion, while interest-bearing deposits decreased $828 million. The annualized yield on the total loan portfolio for the third quarter of 2018 was 4.83 percent, up 36 basis points compared to the earlier quarter, reflecting the impact of rate increases. The annualized yield on the average securities portfolio was 2.47 percent, flat compared to the earlier period.

The average annualized cost of total deposits was 0.43 percent, up 20 basis points compared to the earlier quarter. The average annualized cost of interest-bearing deposits was 0.66 percent, up 31 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 2.99 percent, up 70 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 1.94 percent, up 91 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $135 million, compared to $126 million for the earlier quarter. Net charge-offs for the third quarter of 2018 totaled $127 million, unchanged from the earlier quarter.

Noninterest income was $1.2 billion, an increase of $73 million from the earlier quarter primarily driven by higher insurance income due to the acquisition of Regions Insurance, which contributed $33 million, and organic growth. Noninterest expense for the third quarter of 2018 was $1.7 billion, essentially flat compared to the earlier quarter as higher expense associated with the Regions Insurance acquisition was offset by lower merger-related and restructuring charges and other expense.

The provision for income taxes was $210 million for the third quarter of 2018, compared to $294 million for the earlier quarter. This produced an effective tax rate for the third quarter of 2018 of 20.0 percent, compared to 31.2 percent for the earlier quarter. The provision for income taxes for the current quarter reflects the new lower federal tax rate.

NONINTEREST INCOME				% Change 3Q18 vs.
(dollars in millions)	3Q18	2Q18	3Q17	2Q18	3Q17
				(annualized)
Insurance income	$448	$481	$397	(27.2)%	12.8%
Service charges on deposits	183	179	179	8.9	2.2
Mortgage banking income	79	94	114	(63.3)	(30.7)
Investment banking and brokerage fees and commissions	116	109	103	25.5	12.6
Trust and investment advisory revenues	71	72	68	(5.5)	4.4
Bankcard fees and merchant discounts	72	72	70	—	2.9
Checkcard fees	56	57	54	(7.0)	3.7
Operating lease income	37	36	36	11.0	2.8
Income from bank-owned life insurance	27	30	28	(39.7)	(3.6)
Securities gains (losses), net	—	1	—	NM	—
Other income	150	91	117	NM	28.2
Total noninterest income	$1,239	$1,222	$1,166	5.5	6.3
NM - not meaningful.

Third Quarter 2018 compared to Second Quarter 2018

Noninterest income was a record $1.2 billion for the third quarter, up $17 million compared to the prior quarter.

Insurance income decreased $33 million primarily due to seasonality, which was partially offset by the acquisition of Regions Insurance, which contributed $33 million. Mortgage banking income decreased $15 million primarily due to lower gain-on-sale margins and retaining more production on the balance sheet. Investment banking and brokerage fees and commissions increased $7 million to a record $116 million.

Other income increased $59 million primarily due to a $33 million increase in income from SBIC private equity investments and a $17 million increase in income related to assets for certain post-employment benefits, which is primarily offset by higher personnel expense.

Third Quarter 2018 compared to Third Quarter 2017

Noninterest income for the third quarter of 2018 was up $73 million compared to the earlier quarter.

Insurance income increased $51 million due to the acquisition of Regions Insurance, which contributed $33 million, and organic growth. Mortgage banking income decreased $35 million primarily due to lower gain-on-sale margins and retaining more production on the balance sheet. Investment banking and brokerage fees and commissions increased $13 million to a record $116 million. Other income increased $33 million primarily due to a $16 million increase in income from SBIC private equity investments, and a $17 million increase due to higher income related to assets for certain post-employment benefits and other items. The post-employment benefit income is primarily offset by higher personnel expense.

NONINTEREST EXPENSE				% Change 3Q18 vs.
(dollars in millions)	3Q18	2Q18	3Q17	2Q18	3Q17
				(annualized)
Personnel expense	$1,104	$1,074	$1,051	11.1%	5.0%
Occupancy and equipment expense	189	187	198	4.2	(4.5)
Software expense	70	67	62	17.8	12.9
Outside IT services	33	32	34	12.4	(2.9)
Regulatory charges	37	39	40	(20.3)	(7.5)
Amortization of intangibles	33	31	34	25.6	(2.9)
Loan-related expense	28	26	32	30.5	(12.5)
Professional services	33	32	27	12.4	22.2
Merger-related and restructuring charges, net	18	24	47	(99.2)	(61.7)
Other expense	197	208	220	(21.0)	(10.5)
Total noninterest expense	$1,742	$1,720	$1,745	5.1	(0.2)
New pension accounting guidance was adopted in 1Q18 such that only service cost is included in personnel expense with the other pension expense elements included in other expense. Prior periods have been retrospectively adjusted to conform to the new presentation and total noninterest expense was not affected.

Third Quarter 2018 compared to Second Quarter 2018

Noninterest expense was $1.7 billion for the third quarter, up $22 million compared to the prior quarter. This increase is primarily due to $31 million of operating expenses associated with the Regions Insurance acquisition.

Personnel expense increased $30 million compared to the prior quarter. The increase was driven by $23 million in personnel expense resulting from the Regions Insurance acquisition and $17 million in higher expense for certain post-employment benefits, which is offset in other income. Also contributing to the increase was lower capitalized employee costs resulting from efficiencies in the loan closing process and higher employee benefits expense due to increased claims. FTEs were up a net 451 as a result of the Regions Insurance acquisition. Excluding the Regions Insurance associates, FTEs were down 203. Partially offsetting these increases were lower incentives and equity-based compensation.

Merger-related and restructuring charges were $18 million for the third quarter and primarily reflect charges associated with facilities optimization activities and the Regions Insurance acquisition.

Other expense decreased $11 million driven by an increase to Visa indemnification reserves in the earlier quarter.

Third Quarter 2018 compared to Third Quarter 2017

Noninterest expense for the third quarter of 2018 was essentially flat compared to the earlier quarter as higher expense associated with the Regions Insurance acquisition was offset by lower merger-related and restructuring charges and other expense.

Personnel expense increased $53 million compared to the earlier quarter. This increase was driven by $23 million of personnel expense resulting from the Regions Insurance acquisition and $25 million in higher employee benefits expense due to higher service costs on defined benefit plans, expense for certain post-employment benefits, which is offset in other income, and increased medical claims.

Merger-related and restructuring charges, net decreased $29 million as the earlier quarter had a higher level of facilities charges in connection with various branch closures and severance; partially offset by increased merger-related charges.

Other expense decreased $23 million compared to the earlier quarter primarily due to an increase in income on pension plan assets.

LOANS AND LEASES
(dollars in millions)
Average balances	3Q18	2Q18	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$59,900	$59,548	$352	2.3%
CRE	21,496	21,546	(50)	(0.9)
Lease financing	1,941	1,862	79	16.8
Retail:
Residential mortgage	30,500	29,272	1,228	16.6
Direct	11,613	11,680	(67)	(2.3)
Indirect	17,282	16,804	478	11.3
Revolving credit	2,947	2,831	116	16.3
PCI	518	559	(41)	(29.1)
Total loans and leases held for investment	$146,197	$144,102	$2,095	5.8

Average loans held for investment for the third quarter of 2018 were $146.2 billion, up $2.1 billion, or 5.8 percent annualized compared to the second quarter of 2018.

Average commercial and industrial loans increased $352 million driven by strong growth in premium finance and corporate banking. Average residential mortgage loans increased $1.2 billion primarily due to the retention of a portion of the conforming mortgage production.

Average indirect retail loans increased $478 million. This increase was primarily due to strong seasonal growth in power sports and recreational lending and higher automobile loan production.

Average revolving credit increased $116 million due to a new product launched early in the third quarter and higher seasonal spending.

DEPOSITS
(dollars in millions)
Average balances	3Q18	2Q18	Change	% Change
				(annualized)
Noninterest-bearing deposits	$54,174	$53,963	$211	1.6%
Interest checking	26,655	26,969	(314)	(4.6)
Money market and savings	62,957	62,105	852	5.4
Time deposits	13,353	13,966	(613)	(17.4)
Foreign office deposits - interest-bearing	132	673	(541)	NM
Total deposits	$157,271	$157,676	$(405)	(1.0)
NM - not meaningful.

Average deposits for the third quarter were $157.3 billion, down $405 million compared to the prior quarter. Average noninterest-bearing deposits increased $211 million, driven by increases in commercial balances, partially offset by decreases in public fund and personal balances.

Average interest checking decreased $314 million primarily due to decreases in personal and public funds balances, partially offset by an increase in commercial balances. Average money market and savings deposits increased $852 million primarily due to an increase in commercial balances. Average foreign office deposits decreased $541 million due to changes in the overall funding mix.

Noninterest-bearing deposits represented 34.4 percent of total average deposits for the third quarter, compared to 34.2 percent for the prior quarter and 34.0 percent a year ago. The cost of total deposits was 0.43 percent for the third quarter, up six basis points compared to the prior quarter. The cost of interest-bearing deposits was 0.66 percent for the third quarter, up nine basis points compared to the prior quarter.

SEGMENT RESULTS				Change 3Q18 vs.
(dollars in millions)
Segment Net Income	3Q18	2Q18	3Q17	2Q18	3Q17
Community Banking Retail and Consumer Finance	$391	$377	$296	$14	$95
Community Banking Commercial	310	277	230	33	80
Financial Services and Commercial Finance	149	145	112	4	37
Insurance Holdings and Premium Finance	43	73	18	(30)	25
Other, Treasury & Corporate	(54)	(50)	(8)	(4)	(46)
Total net income	$839	$822	$648	$17	$191

Third Quarter 2018 compared to Second Quarter 2018

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $391 million for the third quarter of 2018, an increase of $14 million compared to the prior quarter. Segment net interest income increased $34 million primarily due to higher funding spreads on deposits and average loan growth, partially offset by lower credit spreads on loans. Noninterest income decreased due to lower mortgage banking income driven by lower gain-on-sale margins and retaining more production on the balance sheet. The allocated provision for credit losses increased primarily due to seasonally higher net charge-offs.

CB-Retail average loans and leases held for investment increased $1.9 billion, or 11.6 percent on an annualized basis, compared to the prior quarter primarily due to increases in residential mortgage loans and indirect loans.

CB-Retail average total deposits decreased $506 million, or 2.5 percent on an annualized basis, compared to the prior quarter primarily driven by a decline in interest checking.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and by connecting clients to the combined organization's broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax-exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $310 million for the third quarter of 2018, an increase of $33 million compared to the prior quarter. Segment net interest income increased $26 million primarily due to higher funding spreads on deposits and average deposit growth. The allocated provision for credit losses decreased $24 million primarily due to lower incurred loss estimates. Noninterest expense increased due to higher personnel expense driven by lower capitalized employee costs, which reflects lower costs per loan due to efficiencies in the loan closing process.

CB-Commercial average loans and leases held for investment were flat compared to the prior quarter. Average total deposits increased $606 million, or 4.1 percent on an annualized basis. Compared to the prior quarter, average money market and savings increased $643 million, or 16.8 percent annualized, and average noninterest-bearing deposits increased $224 million, or 2.6 percent annualized. These increases were partially offset by a decline in average interest checking of $332 million, or 15.4 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $149 million for the third quarter of 2018, an increase of $4 million compared to the prior quarter. Segment net interest income increased primarily due to higher funding spreads and average loan growth. Noninterest income increased due to higher investment banking and brokerage fees and commissions. The allocated provision for credit losses increased primarily due to an increase in incurred loss estimates.

FS&CF average loans and leases held for investment increased $164 million, or 2.4 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by higher loans held for investment for Corporate Banking, Equipment Finance and BB&T Wealth, partially offset by a decline in Governmental Finance.

FS&CF average total deposits increased $387 million, or 5.5 percent on an annualized basis, compared to the prior quarter driven by money market and savings, time deposits and interest checking.

Insurance Holdings and Premium Finance ("IH&PF")

BB&T's insurance agency / brokerage network is the fifth largest in the world. IH&PF provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH&PF includes commercial and retail insurance premium finance.

IH&PF net income was $43 million for the third quarter of 2018, a decrease of $30 million compared to the prior quarter. Noninterest income decreased $32 million primarily due to seasonality, partially offset by income from Regions Insurance, which contributed $33 million, and organic growth. Noninterest expense increased due to Regions Insurance, partially offset by a decline in performance-based incentive expense.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $54 million for the third quarter of 2018, compared to a net loss of $50 million for the prior quarter. Segment net interest income decreased $40 million primarily due to an increase in rates and average balances for long-term and short-term debt, as well as a decline in the rate and average balances for securities. Noninterest income increased $51 million primarily due to higher income from SBIC private equity investments and higher income related to assets for certain post-employment benefits. Noninterest expense increased primarily due to an increase in employee benefits expense driven by higher expense related to assets for certain post-employment benefits and an increase in claims. These increases were partially offset by lower merger-related and restructuring charges and a decline in other expense driven by an increase to Visa indemnification reserves in the prior quarter.

Third Quarter 2018 compared to Third Quarter 2017

Community Banking Retail and Consumer Finance

CB-Retail net income was $391 million for the third quarter of 2018, an increase of $95 million compared to the earlier quarter. Segment net interest income increased $56 million due to higher funding spreads on deposits and average loan growth, partially offset by lower credit spreads on loans. Noninterest income decreased due to lower mortgage banking income driven by lower gain-on-sale margins and retaining more production on the balance sheet Noninterest expense decreased primarily due to declines in personnel expense and operating charge-offs. The provision for income taxes decreased $49 million due to the lower federal tax rate compared to the earlier quarter.

Community Banking Commercial

CB-Commercial net income was $310 million for the third quarter of 2018, an increase of $80 million compared to the earlier quarter. Segment net interest income increased $30 million primarily driven by higher funding spreads and average loan growth, partially offset by lower credit spreads on loans. The allocated provision for credit losses increased due to higher incurred loss estimates. Noninterest expense decreased $32 million driven primarily by a decline in allocated corporate expenses and merger-related and restructuring charges. The provision for income taxes decreased $34 million compared to the earlier quarter due to the lower federal tax rate.

Financial Services and Commercial Finance

FS&CF net income was $149 million for the third quarter of 2018, an increase of $37 million compared to the earlier quarter. Segment net interest income increased primarily driven by higher funding spreads and average loan growth, partially offset by lower credit spreads on loans. Noninterest income increased primarily due to higher investment banking and brokerage fees and commissions, trust and investment advisory revenues, and noninterest fees on loans. Noninterest expense increased primarily due to higher performance-based incentive expense and an increase in professional services expense. The provision for income taxes decreased due to the lower federal tax rate.

Insurance Holdings and Premium Finance

IH&PF net income was $43 million for the third quarter of 2018, an increase of $25 million compared to the earlier quarter. Noninterest income increased $51 million primarily due to the acquisition of Regions Insurance, which contributed $33 million, and organic growth. Noninterest expense increased $27 million primarily due to the acquisition of Regions Insurance.

Other, Treasury & Corporate

OT&C generated a net loss of $54 million in the third quarter of 2018, compared to a net loss of $8 million in the earlier quarter. Segment net interest income decreased $69 million primarily due to an increase in the rate and average balances for long-term debt. Noninterest income increased primarily due to higher income from SBIC private equity investments. The allocated provision for credit losses decreased primarily due to a decline in the provision for unfunded commitments. The benefit for income taxes decreased due to the lower federal tax rate.

CAPITAL RATIOS	3Q18	2Q18	1Q18	4Q17	3Q17
Risk-based:	(preliminary)
Common equity Tier 1	10.2%	10.2%	10.2%	10.2%	10.2%
Tier 1	11.9	11.9	12.0	11.9	11.9
Total	13.9	13.9	14.0	13.9	14.0
Leverage	10.0	10.0	9.9	9.9	9.9

Capital levels remained strong at September 30, 2018. BB&T declared common dividends of $0.405 per share during the third quarter of 2018, which resulted in a dividend payout ratio of 39.6 percent. BB&T completed $200 million of share repurchases during the quarter. The total payout ratio for the third quarter of 2018 was 64.9 percent.

BB&T's modified liquidity coverage ratio was approximately 137 percent at September 30, 2018, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.4 percent at September 30, 2018.

ASSET QUALITY
(dollars in millions)	3Q18	2Q18	1Q18	4Q17	3Q17
Total nonperforming assets	$601	$624	$669	$627	$680
Total performing TDRs	1,090	1,073	1,042	1,043	1,052
Total loans 90 days past due and still accruing	431	435	490	548	505
Total loans 30-89 days past due	1,075	905	814	1,052	987

Nonperforming loans and leases as a percentage of loans and leases held for investment	0.37%	0.38%	0.42%	0.40%	0.42%
Nonperforming assets as a percentage of total assets	0.27	0.28	0.30	0.28	0.31
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.05	1.04	1.04
Net charge-offs as a percentage of average loans and leases, annualized	0.35	0.30	0.41	0.36	0.35
Ratio of allowance for loan and lease losses to net charge-offs, annualized	3.05x	3.49x	2.55x	2.89x	2.93x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	2.86x	2.74x	2.49x	2.62x	2.44x

Nonperforming assets totaled $601 million at September 30, 2018, down $23 million compared to June 30, 2018. Nonperforming loans and leases represented 0.37 percent of loans and leases held for investment, a one basis point decrease compared to June 30, 2018. The decrease in nonperforming assets was primarily due to a decline in nonperforming CRE loans.

Performing TDRs were up $17 million during the third quarter primarily in commercial and industrial and indirect lending.

Loans 90 days or more past due and still accruing totaled $431 million at September 30, 2018, down slightly compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.29 percent at September 30, 2018, compared to 0.30 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at September 30, 2018, unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $1.1 billion at September 30, 2018, up $170 million compared to the prior quarter. The increase was primarily due to residential mortgage and indirect lending, primarily due to seasonality and partially the impact of Hurricane Florence.

Net charge-offs during the third quarter totaled $127 million, up $18 million compared to the prior quarter driven by indirect loans. As a percentage of average loans and leases, annualized net charge-offs were 0.35 percent, up five basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, up $16 million compared to the prior quarter. As of September 30, 2018, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to June 30, 2018.

The allowance for loan and lease losses was 2.86 times nonperforming loans and leases held for investment, compared to 2.74 times at June 30, 2018. At September 30, 2018, the allowance for loan and lease losses was 3.05 times annualized net charge-offs, compared to 3.49 times at June 30, 2018.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live third quarter 2018 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 876127. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6326592).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Third Quarter 2018 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $222.9 billion in assets and market capitalization of approximately $37.4 billion as of September 30, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,900 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.
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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Third Quarter 2018 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe, the eventual exit of the United Kingdom from the European Union;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;

●	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cybersecurity risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;
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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.